United States securities and exchange commission logo





                     October 17, 2022

       Ira Birns
       Executive Vice President and Chief Financial Officer
       World Fuel Services Corporation
       9800 N.W. 41st Street
       Miami FL 33178

                                                        Re: World Fuel Services
Corporation
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed February 25,
2022
                                                            File No. 001-09533

       Dear Ira Birns:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services